EXHIBIT 10.3

EXHIBIT 10.3Form of Executive Supplemental Retention Benefits Letter Agreement

April 27, 2021

Re:Supplemental Retention Benefit

Dear __________:

You will recall that last year the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) adopted a retention program for certain of its key employees, pursuant to which the Company provided certain cash and equity incentives designed to retain employees (the “Retention Program”).

As set forth in the retention benefits letter agreement dated October 13, 2020 between you and the Company regarding the Retention Program (the “Retention Benefits Letter Agreement”), you are eligible to receive a guaranteed cash retention bonus equal to 50% of your target bonus for 2021 to be paid on July 31, 2021.

1.Supplemental Retention Program. I am pleased to inform you that on April 13, 2021, the Committee supplemented the Retention Program. In recognition of the importance of your services to the Company, you have been selected to receive the following supplemental benefit, subject to the following terms and conditions:

(i)

you will be eligible to receive a cash retention bonus for the second half of the year ending December 31, 2021 equal to 50% of your then-current target annual bonus for 2021, subject to your continued employment through the earlier of (a) January 2, 2022 and (b) the date the Company generally pays bonuses for 2021; and

(ii)

this amount, together with any amount paid to you on July 31, 2021 under the Retention Benefits Letter Agreement, will be in lieu of any discretionary bonus for 2021, although the Company retains the right, in its sole discretion, to grant additional bonuses based on a variety of factors including, but not limited to, achievement of set objectives or as otherwise directed by the Board.

2.Employment At-Will. Of course, as with all employees, your employment relationship with the Company remains at-will.

3.Effect of this Letter. This letter will take effect once signed by you and on behalf of the Company.  As amended by this letter, the terms of your Employment Agreement and Retention Benefits Letter Agreement remain in effect, including, without limitation, the terms regarding termination of your employment.

Thank you for your continued commitment to Minerva Neurosciences!

Sincerely,
MINERVA NEUROSCIENCES, INC.

Remy Luthringer, PhD	Date
Chairman and CEO

ACCEPTED AND AGREED:

Executive	Date

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